Exhibit 4.8

AMENDMENT NO. 1 TO TECHNICAL MANAGEMENT AGREEMENT

This Amendment No. 1 (this "Amendment") dated as of October lst, 2011, by and among SEANERGY MANAGEMENT CORP., a company incorporated in Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Island, Majuro, Marshall Islands, MH 96960, for its own behalf and as agent for and on behalf of the Shipowning Subsidiaries (the "Company"), and ENTERPRISES SHIPPING AND TRADING S.A., a company incorporated in Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia (the "Manager") to the Technical Management Agreement dated as of May 20, 2008, by and among the Company and the Manager (the "Agreement"). Capitalized terms used herein without definition shall have the respective meanings ascribed thereto (or incorporated by reference) in the Agreement, which also contains rules of usage that apply to terms defined therein and herein.

RECITAL

WHEREAS, the Company and the Manager desire to enter into this Amendment no. 1 for the purpose of amending Clauses 2 and 3.1 of the Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Agreements and Amendments

(a)     Clause 2 of the Agreement is hereby amended by adding the following new sentence to the end of Clause 2:

"Effective from October 1st, 2011 the Agreement will have a duration of one (1) year until October 1st, 2012 and will be automatically extended for successive one year periods, unless three (3) months written notice by either party is given prior to the commencement of the then next period".

(b)     Clause 3.1 of the Agreement is hereby amended by adding the following new sentence to the end of Clause 3.1:

"Effective from October 1st, 2011 and for the tenure of the Agreement the Company shall pay or shall procure that each relevant member of the Group pays the Manager for its services as Manager under this Agreement a fee per Vessel of $450 (United States Dollars four hundred fifty dollars) per day. It is further mutually agreed that effective from October 1, 2011 no adjustment will be made on the fee per Vessel per day, unless agreed by the parties in writing by an amendment to the Agreement."

IN WITNESS WHEREOF, the parties hereinabove have caused this Amendment No. 1 to the Agreement to be signed in duplicate by their respective and duly authorized representatives as of the date first written hereinabove.

SEANERGY MANGEMENT CORP.	ENTERPRISES SHIPPING AND TRADING S.A.

By: /s/ Dale Ploughman	By: /s/ George Sarris
Name: Dale Ploughman	Name: George Sarris
Title: Director	Title: President

SK 26979 0001 1274863